Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

PATRIOT COAL FILES MOTION WITH THE BANKRUPTCY COURT TO MODIFY

COLLECTIVE BARGAINING AGREEMENTS AND RETIREE HEALTHCARE BENEFITS;

COMPANY ALSO FILES LAWSUIT AGAINST PEABODY ENERGY

ST. LOUIS, March 14, 2013 – Patriot Coal Corporation (OTC: PCXCQ) today filed a motion with the Bankruptcy Court in St. Louis seeking to modify collective bargaining agreements with the United Mine Workers of America (UMWA). Patriot is filing this motion now to obtain critical financial relief in a timeframe that avoids severe business disruption. The proposed modifications include the establishment of a Voluntary Employee Beneficiary Association (VEBA) trust to provide healthcare for UMWA-represented retirees, as well as changes to wages, benefits and work rules for UMWA-represented employees. This filing follows more than four months of negotiations between representatives of Patriot subsidiaries and the UMWA. The Company is committed to continuing efforts to reach a consensual agreement while this motion is addressed by the court. Also today, Patriot filed an initial lawsuit against Peabody Energy Corporation (Peabody) to ensure that Peabody does not attempt to use Patriot’s bankruptcy to escape Peabody’s own healthcare obligations to certain retirees.

“The actions we have taken today are necessary for the survival of Patriot and the preservation of more than 4,000 jobs. Without the cost relief we are seeking, all of these jobs will be lost and it will no longer be possible to provide healthcare for more than 23,000 employees, retirees and their dependents. Our labor and retiree benefit costs have risen to levels that simply cannot be sustained given the challenges facing the Company and our industry,” stated Patriot President and Chief Executive Officer Bennett K. Hatfield. “All of our employees and retirees are being asked to make sacrifices to help Patriot emerge from bankruptcy. These sacrifices include reductions in compensation and benefits for salaried, union and nonunion employees.”

“The approval of this motion will be the single most important action necessary to ensure Patriot’s financial viability and successful reorganization,” continued Hatfield. “It is critical that we quickly achieve these savings within the timeframe provided by our debtor-in-possession financing.”

Patriot’s UMWA labor costs are not competitive with other coal producers that operate under more flexible work rules and a significantly lower labor cost structure. The Company’s proposal seeks to adjust wages, benefits and work rules for its unionized employees to a level consistent with the regional labor market. The Company can no longer afford to pay above-market wages and benefits to its 1,600 union employees as compared to its 1,300 nonunion miners doing exactly the same jobs. As part of the proposal, Patriot intends to offer its union employees the same healthcare benefits it provides to nonunion employees.

Patriot is also seeking to modify its unsustainable payments for UMWA-related retiree healthcare liabilities, which total approximately $1.6 billion. The Company’s proposal would transition certain of its UMWA-related healthcare obligations to a VEBA trust to provide retirees with meaningful long-term healthcare benefits. Funding for the VEBA would consist of: (i) an allowed unsecured claim that will represent a meaningful ownership stake in the reorganized company and could be monetized for significant value, (ii) profit sharing, up to a maximum of $300 million and (iii) an initial cash contribution of $15 million. Patriot would also honor retiree medical obligations incurred prior to July 1, 2013, to allow sufficient time for the VEBA to be established. The VEBA trust would be designed and administered by the UMWA or the UMWA Health and Retirement Funds.

Patriot would continue to provide healthcare for its entire active workforce and their eligible family members, and for more than 2,300 individuals who receive healthcare pursuant to the Coal Industry Retiree Health Benefit Act of 1992 (Coal Act). Patriot spent approximately $14 million on Coal Act liabilities in 2012.

“We very much regret the necessity of these changes to our employees’ and retirees’ wages and benefits,” concluded Hatfield. “However, these actions are necessary for Patriot to become viable and continue to provide more than 4,000 jobs. We believe the alternative of liquidating Patriot would do far greater damage to the employees and retirees who depend on this company.”

Also today, Patriot filed a lawsuit against Peabody seeking a declaration from the Bankruptcy Court that any relief Patriot is able to obtain through its motion would not relieve Peabody of its own obligations to certain retirees. In connection with Patriot’s 2007 spinoff, Peabody agreed to pay the healthcare costs for thousands of retirees who were employed by Peabody entities that were transferred to Patriot in the spinoff. Patriot believes that Peabody might argue that Patriot’s financial condition and unavoidable actions in the Bankruptcy Court will allow Peabody to stop paying for or cut the healthcare of more than 3,000 individuals.

Together with the official committee of unsecured creditors, Patriot continues to investigate potential claims against Peabody. Patriot has filed this initial lawsuit in conjunction with the timing of the Company’s retiree healthcare motion filed today.

Patriot’s bankruptcy filing in July 2012 resulted from exceptionally weak coal markets, coupled with increasing costs and unsustainable legacy liabilities. Leading up to the filing, coal markets suffered from declining pricing and demand brought on by slowing global economic growth, inexpensive natural gas and heightened regulation of coal-fueled electricity generation. Since the bankruptcy filing coal markets have deteriorated further.

Note: Background of Patriot’s restructuring and transformation can be found at the Company’s website, www.patriotcoal.com.

About Patriot Coal

Patriot Coal Corporation is a producer and marketer of coal in the eastern United States, with 11 active mining complexes in Appalachia and the Illinois Basin. Patriot ships to domestic and international electricity generators, industrial users and metallurgical coal customers, and controls approximately 1.8 billion tons of proven and probable coal reserves.

Forward-Looking Statements

Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. These statements involve certain risks and uncertainties that may be beyond our control and may cause our actual future results to differ materially from our current expectations both in connection with the Chapter 11 filings Patriot announced on July 9, 2012 and our business and financial prospects. No assurance can be made that these events will come to fruition. We undertake no obligation (and expressly disclaim any such obligation) to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. Factors that could affect our results include, but are not limited to: (i) the ability of Patriot and its subsidiaries to continue as a going concern, (ii) the ability of Patriot and its subsidiaries to operate within the restrictions and liquidity limitations of the post-petition credit facilities authorized by the Bankruptcy Court, (iii) the ability of Patriot and its subsidiaries to obtain Bankruptcy Court approval with respect to motions in the Chapter 11 cases, (iv) the ability of Patriot and its subsidiaries to successfully complete a reorganization under Chapter 11 and emerge from bankruptcy, which is dependent upon, among other things, the ability to implement changes to wage and benefit programs and postretirement benefit obligations consensually or pursuant to Sections 1113 and 1114 of the Bankruptcy Code, to minimize liabilities upon emergence and to obtain post-bankruptcy financing, (v) the effects of the bankruptcy filing on Patriot and its subsidiaries and the interests of various creditors, equity holders and other constituents, (vi) Bankruptcy Court rulings in the Chapter 11 cases and the outcome of the cases in general, (vii) the length of time Patriot and its subsidiaries will operate under the Chapter 11 cases, (viii) risks associated with third-party motions in the Chapter 11 cases, which may interfere with the ability of Patriot and its subsidiaries to develop one or more plans of reorganization and consummate such plans once they are developed, (ix) the potential adverse effects of the Chapter 11 proceedings on Patriot’s liquidity or results of operations, (x) the ability to execute Patriot’s business and restructuring plans, (xi) increased legal costs related to Patriot’s bankruptcy filing and other litigation, and (xii) the ability of Patriot and its subsidiaries to maintain contracts that are critical to their operation, including to obtain and maintain normal terms with their vendors, customers, landlords and service providers and to retain key executives, managers and employees. In the event that the risks disclosed in Patriot’s public filings and those discussed above cause results to differ materially from those expressed in Patriot’s forward-looking statements, Patriot’s business, financial condition, results of operations or liquidity, and the interests of creditors, equity holders and other constituents, could be materially adversely affected. For additional information concerning factors that could cause actual results to materially differ from those projected herein, please refer to Patriot’s Form 10-K and Form 10-Q reports.

MEDIA CONTACT:	INVESTOR CONTACT:

Michael Freitag/Aaron Palash	Janine Orf
Joele Frank, Wilkinson Brimmer Katcher	(314) 275-3680
(212) 355-4449	jorf@patriotcoal.com

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